Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street, NE Atlanta, Georgia 30309-3521 Tel: (404) 572-4600 Fax: (404) 572-5100 www.kslaw.com

May 15, 2012

United Parcel Service, Inc.
55 Glenlake Parkway
Atlanta, Georgia 30328

Re:  United Parcel Service, Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for United Parcel Service, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission. The Registration Statement relates to (1) 27,000,000 shares of the Company’s Class A common stock, par value $0.01 per share, to be issued pursuant to, or upon the exercise of options or stock appreciation rights granted under, the United Parcel Service, Inc. 2012 Omnibus Incentive Compensation Plan (the “2012 Plan”); (2) 20,000,000 shares of the Company’s Class A common stock, par value $0.01 per share, to be issued pursuant to the United Parcel Service, Inc. Discounted Employee Stock Purchase Plan, as amended (the “DESPP”); and (3) $10.0 million of obligations of the Company to pay deferred compensation pursuant to the terms of the UPS Deferred Compensation Plan, as amended (the “DCP”).

In connection with this opinion, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.               The shares to be issued under the 2012 Plan are duly authorized;

2.               When the shares are issued pursuant to the 2012 Plan, or upon exercise of the options or stock appreciation rights granted pursuant to the 2012 Plan, such shares will be validly issued, fully paid and nonassessable;

3.               The shares to be issued under the DESPP are duly authorized;

4.               When the shares are issued pursuant to the DESPP, such shares will be validly issued, fully paid and nonassessable; and

5.               When established in accordance with the provisions of the DCP, the obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or law).

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by the Company and to the references to us in such registration statement.

Sincerely,

/s/ King & Spalding LLP